UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2006

METROLOGIC INSTRUMENTS, INC.
(Exact name of Registrant as specified in its charter)

New Jersey	0-24172	22-1866172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

90 Coles Road, Blackwood, New Jersey	08012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                (856) 228-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

In connection with the resignation of Frank C. Zirnkilton, Jr. (as described in Item 5.02), the Registrant entered into a Separation Agreement and General Release with Mr. Zirnkilton (the “Separation Agreement”). The Separation Agreement was executed by Mr. Zirnkilton on August 31, 2006 and will become effective at the end of a seven-day revocation period provided by applicable law.

Pursuant to the Separation Agreement, the Registrant will provide the following compensation and benefits to Mr. Zirnkilton:

•      bi-weekly compensation based on an annual rate of $250,000 until February 28, 2007;

•      the pro rata incentive compensation to which Mr. Zirnkilton would have otherwise been entitled for the 2006 calendar year, in accordance with the incentive compensation guidelines previously established by the Board of Directors, with such incentive compensation to be paid, if any, by March 1, 2007;

•      medical and dental benefits for 18 months; and

•      payment for any accrued and unused vacation and personal days, and business expense reimbursement in accordance with the Registrant’s policies and procedures.

Pursuant to the Separation Agreement, Mr. Zirnkilton executed a release and waiver of claims against the Registrant and provided non-compete and non-solicitation covenants for the 18-month period following August 31, 2006.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 31, 2006, the Registrant eliminated the position of Chief Administrative Officer.  Accordingly, on August 31, 2006, Frank C. Zirnkilton, Jr. resigned as Executive Vice President and Chief Administrative Officer of the Registrant, effective immediately, but will remain an employee of the Registrant.

Item 9.01 Financial Statements and Exhibits

(d)

10.1         Separation Agreement and General Release between Frank C. Zirnkilton, Jr. and Metrologic Instruments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Metrologic Instruments, Inc. (Registrant)

September 5, 2006	By:	/s/ C. Harry Knowles
	Name:	C. Harry Knowles
	Title:	Interim Chief Executive Officer